Exhibit 99.1(a)

Consent of Director Nominee

First Choice Healthcare Solutions, Inc. is filing a Registration Statement on Form S-1 (Registration No. 333- ) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of units consisting of two shares of common stock and one warrant to purchase one share of common stock of First Choice Healthcare Solutions, Inc. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of First Choice Healthcare Solutions, Inc. in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Ivan Berkowitz
Name: Ivan Berkowtiz